For additional information contact:         Shawne S. Leach (501) 905-8991
                                            Vice President-Investor Relations

                                            George S. Smith (501) 905-8117
                                            Vice President-Media Services

Release Date:                               July 1, 1998


                     ALLTEL, 360 COMPLETE $6 BILLION MERGER

FOR IMMEDIATE RELEASE

         LITTLE ROCK -- ALLTEL and 360 Communications Company completed their $6 billion merger today, creating a dominant, full-service communications provider primarily located in the Southeast and Midwest United States.
         Under terms of the agreement, each share of 360 common stock is being exchanged for .74 of an ALLTEL share of common stock. The transaction is being accounted for as a pooling of interests. The companies announced the merger in March. Shareholders approved all matters related to the merger on June 23. All necessary regulatory approvals have been received.
         "ALLTEL and 360 have been committed to delivering excellent customer service and an expanding selection of products and services," said Joe T. Ford, ALLTEL chairman and chief executive officer. "Together, we are better positioned to continue in our efforts to achieve this goal while becoming a more formidable competitor in our markets. There is no cellular license overlap between the territories that ALLTEL and 360 serve, which gives us a much larger footprint for wireless service."
         "360 and ALLTEL each bring considerable strengths to the combined company," said Dennis Foster, vice chairman of ALLTEL and former president and chief executive officer of 360. "We are eager to begin operating as one company and to offer our customers a full array of communications products and services. Our team of associates is working hard to ensure a smooth transition, and our commitment to being the best communications services provider is stronger than ever. We are excited about the future of our combined company and what it will mean for our customers, associates, shareholders and the communities in which we operate."

                                     -more-

ALLTEL, 360 Merge
Page 2

         In conjunction with the merger, ALLTEL has expanded the membership of its board of directors from 11 to 15. In addition to Foster, two other members of 360's board of directors have been appointed to serve on ALLTEL's board. They are Michael Hooker, chancellor of the University of North Carolina, and Frank E. Reed, former 360 chairman. Also joining the expanded ALLTEL board is Charles H. Goodman, vice president of Henry Crown and Co. of Chicago.
         The merged company has more than $4.6 billion in annual revenues, $8.6 billion in assets and $12 billion in market capitalization. It serves more than
5.6 million communications customers in 22 states and operates more than 700 retail outlets. It employs more than 20,000 people worldwide and has more than 1,000 information services clients in 47 countries.
         The company's communications business, which includes cellular, PCS, local telephone, paging, long-distance, Internet and competitive local exchange carrier services, will be organized into nine new market areas: the Central Market (Arkansas, Iowa, Illinois, Mississippi, Missouri and Oklahoma); the Mid-Atlantic Market (Tennessee, Virginia and southern West Virginia); the
Midwest Market (Indiana, Kentucky, Ohio and northern West Virginia); the Northeast Market (New York and Pennsylvania); the Southwest Market (Nevada, New Mexico and Texas); the Southern Market (Alabama and Florida); the North Carolina Market; the South Carolina Market; and the Georgia Market.
         The new company, which will be known as ALLTEL, will be headquartered in Little Rock, Ark. 360 will change its name to ALLTEL later this year.
         ALLTEL is a customer-focused, information technology company that provides wireline and wireless communications and information services.

*ALLTEL, NYSE: AT
www.alltel.com


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